Exhibit 99.1

Date:	January 23, 2009
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation

Announces Fourth Quarter and Year 2008 Earnings

LOS ALAMOS, N.M., January 23, 2009 — Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”) and Title Guaranty & Insurance Company, announced preliminary unaudited earnings for the fourth quarter of 2008 and the year ended December 31, 2008.

As recent news highlights, 2008 has brought difficult times to many financial service companies. The national economy continues to be strained. In many areas of the nation, real estate values have decreased and foreclosures have increased. Trinity and LANB did not engage in sub-prime lending and has limited non-traditional loans. We remain concerned about how general economic conditions in the nation and New Mexico have affected and potentially could affect our customers and markets, and have taken measures to properly manage these risks. As part of these risk management measures, and after a careful assessment of our loan portfolio, we have increased our provision for loan losses.

Despite the downturn in the economy, Trinity earned a total of $8.871 million in 2008, or 66.6% of the income earned in 2007, our most profitable year ever.

	Twelve months ended December 31,
	2008	2007	Difference, $	Difference, %
	(Dollars in thousands, except per share amounts)
Interest income	$83,201	$96,989	$(13,788)	(14.2)%
Interest expense	35,936	47,998	(12,062)	(25.1)
Net interest income	47,265	48,991	(1,726)	(3.5)
Provision for loan losses	6,740	4,200	2,540	60.5
Net interest income after provision for loan losses	40,525	44,791	(4,266)	(9.5)
Non-interest income	11,544	10,508	1,036	9.9
Non-interest expense	38,043	34,605	3,438	9.9
Income before income taxes	14,026	20,694	(6,668)	(32.2)
Income taxes	5,155	7,365	(2,210)	(30.0)
Net income	$8,871	$13,329	$(4,458)	(33.4)%
Diluted earnings per common share	$1.37	$2.03	$(0.66)	(32.5)%

Unaudited net income for 2008 totaled $8.871 million or $1.37 diluted earnings per share, compared to $13.329 million or $2.03 diluted earnings per share for the same period in 2007, a decrease of $4.458 million in net income and a decrease of $0.66 in diluted earnings per share. This decrease in net income was primarily due to an increase in non-interest expense of $3.438 million and an increase in provision for loan losses of $2.540 million. The increase in non-interest expense was primarily due to an increase in the valuation allowance for mortgage servicing rights, caused by a lower interest rate environment. The provision for loan losses increased pursuant to management’s loan loss reserve analysis, as a prudent measure to insure that possible losses inherent in the bank’s loan portfolio are adequately covered. In addition, net interest income decreased $1.726 million and non-interest income increased $1.036 million. Net interest income decreased mainly due to a decrease in interest income. Non-interest income increased mainly due to gains on the sales of investment securities and loans. Income tax expenses decreased $2.210 million due to a lower pre-tax income.

	Three months ended December 31,
	2008	2007	Difference, $	Difference, %
	(Dollars in thousands, except per share amounts)
Interest income	$20,097	$24,447	$(4,350)	(17.8)%
Interest expense	7,486	12,204	(4,718)	(38.7)
Net interest income	12,611	12,243	368	3.0
Provision for loan losses	2,650	1,050	1,600	152.4
Net interest income after provision for loan losses	9,961	11,193	(1,232)	(11.0)
Non-interest income	2,517	2,552	(35)	(1.4)
Non-interest expense	10,976	8,655	2,321	26.8
Income before income taxes	1,502	5,090	(3,588)	(70.5)
Income taxes	508	1,813	(1,305)	(72.0)
Net income	$994	$3,277	$(2,283)	(69.7)%
Diluted earnings per common share	$0.16	$0.50	$(0.34)	(68.0)%

Trinity’s unaudited net income for the fourth quarter of 2008 totaled $994 thousand or $0.16 diluted earnings per share, compared to $3.277 million or $0.50 diluted earnings per share for the same period in 2007, a decrease of $2.283 million in net income and a decrease of $0.34 in diluted earnings per share. This decrease in net income was primarily due to an increase in non-interest expense of $2.321 million and an increase in provision for loan losses of $1.600 million. The increase in non-interest expense was mainly due to an increase in the valuation allowance for mortgage servicing rights, caused by a lower interest rate environment. The provision for loan losses increased pursuant to management’s loan loss reserve analysis, as a prudent measure to insure that possible losses inherent in the bank’s loan portfolio are adequately covered. In addition, net interest income increased $368 thousand and non-interest income decreased $35 thousand. Income tax expenses decreased $1.305 million due to a lower pre-tax income.

Trinity is a bank holding company with $1.419 billion in total assets and has 280 employees. LANB is currently in its 46th year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock, two offices in Santa Fe and an office in Albuquerque. LANB also operates a network of 28 automatic teller machines throughout northern New Mexico. Title Guaranty & Insurance Company offers title services from its offices in Los Alamos and Santa Fe.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning

Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.